STOCK PURCHASE AGREEMENT



                       BETWEEN



               FENWAY HOLDINGS, L.L.C.


                         AND


                 ATRION CORPORATION



              Dated as of May 21, 1996

                  TABLE OF CONTENTS

     1.  DEFINITIONS . . . . . . . . . . . . . . . 1

     2.  PURCHASE AND SALE OF TARGET SHARES. . . . 5
          (a)  Basic Transaction . . . . . . . . . 5
          (b)  Purchase Price. . . . . . . . . . . 5
          (c)  The Closing . . . . . . . . . . . . 5
          (d)  Deliveries at the Closing . . . . . 5
          (e)  Additional Payments . . . . . . . . 5
          (f)  Preparation of Closing Date Balance
          Sheet. . . . . . . . . . . . . . . . . . 6
          (g)  Adjustment to Preliminary Purchase
          Price. . . . . . . . . . . . . . . . . . 8

     3.  REPRESENTATIONS AND WARRANTIES CONCERNING
     THE TRANSACTION . . . . . . . . . . . . . . . 8
          (a)  Representations and Warranties of the
          Seller . . . . . . . . . . . . . . . . . 8
          (b)  Representations and Warranties of the
          Buyer. . . . . . . . . . . . . . . . . . 9

     4.  REPRESENTATIONS AND WARRANTIES CONCERNING
     THE TARGET AND HALKEY . . . . . . . . . . . .10
          (a)  Organization, Qualification and
          Corporate Power. . . . . . . . . . . . .11
          (b)  Capitalization. . . . . . . . . . .11
          (c)  Noncontravention. . . . . . . . . .11
          (d)  Brokers' Fees . . . . . . . . . . .12
          (e)  Title to Assets . . . . . . . . . .12
          (f)  Subsidiaries. . . . . . . . . . . .12
          (g)  Financial Statements. . . . . . . .12
          (h)  Events Subsequent to Most Recent
          Fiscal Month End . . . . . . . . . . . .13
          (i)  Undisclosed Liabilities . . . . . .15
          (j)  Legal Compliance. . . . . . . . . .15
          (k)  Tax Matters . . . . . . . . . . . .15
          (l)  Real Property . . . . . . . . . . .16
          (m)  Intellectual Property . . . . . . .17
          (n)  Contracts . . . . . . . . . . . . .19
          (o)  Powers of Attorney. . . . . . . . .20
          (p)  Litigation. . . . . . . . . . . . .20
          (q)  Employees . . . . . . . . . . . . .21
          (r)  Employee Benefits . . . . . . . . .21
          (s)  Guaranties. . . . . . . . . . . . .22
          (t)  Environment . . . . . . . . . . . .22
          (u)  Certain Business Relationships with
          the Target and Its Subsidiaries. . . . .22
          (v)  Insurance.. . . . . . . . . . . . .22
          (w)  Condition and Sufficiency of Assets23
          (x)  Accounts Receivable . . . . . . . .23
          (y)  Inventory . . . . . . . . . . . . .23

     5.  PRE-CLOSING COVENANTS . . . . . . . . . .23
          (a)  General . . . . . . . . . . . . . .23
          (b)  Notices and Consents. . . . . . . .24
          (c)  Operation of Business . . . . . . .24
          (d)  Access. . . . . . . . . . . . . . .25
          (e)  Notice of Developments. . . . . . .26
          (f)  Exclusivity . . . . . . . . . . . .26

     6.  POST-CLOSING COVENANTS. . . . . . . . . .26
          (a)  General . . . . . . . . . . . . . .26
          (b)  Litigation Support. . . . . . . . .27
          (c)  Covenant Not to Compete . . . . . .27
          (d)  Confidentiality . . . . . . . . . .27
          (e)  Non-Solicitation. . . . . . . . . .28
          (f)  1994 Financial Statements . . . . .28
          (g)  Tax Matters . . . . . . . . . . . .28

     7.  CONDITIONS TO OBLIGATION TO CLOSE . . . .30
          (a)  Conditions to Obligation of the Buyer30
          (b)  Conditions to Obligation of the
          Seller . . . . . . . . . . . . . . . . .31

     8.  REMEDIES FOR BREACHES OF THIS AGREEMENT .32
          (a)  Survival of Representations,
          Warranties and Indemnifications. . . . .32
          (b)  Indemnification Provisions for
          Benefit of the Buyer . . . . . . . . . .32
          (c)  Indemnification Provisions for
          Benefit of the Seller. . . . . . . . . .34
          (d)  Matters Involving Third Parties . .34
          (e)  Determination of Adverse Consequences35
          (f)  Other Indemnification Provisions. .35

     9.  TERMINATION . . . . . . . . . . . . . . .36
          (a)  Termination of Agreement. . . . . .36
          (b)  Effect of Termination . . . . . . .36

     10.  MISCELLANEOUS. . . . . . . . . . . . . .37
          (a)  Press Releases and Public
          Announcements. . . . . . . . . . . . . .37
          (b)  No Third Party Beneficiaries. . . .37
          (c)  Entire Agreement. . . . . . . . . .37
          (d)  Succession and Assignment . . . . .37
          (e)  Counterparts. . . . . . . . . . . .37
          (f)  Headings. . . . . . . . . . . . . .37
          (g)  Notices . . . . . . . . . . . . . .37
          (h)  Jurisdiction and Governing Law. . .39
          (i)  Amendments and Waivers. . . . . . .39
          (j)  Severability. . . . . . . . . . . .40
          (k)  Expenses. . . . . . . . . . . . . .40
          (l)  Construction. . . . . . . . . . . .40
          (m)  Incorporation of Exhibits, Annexes
          and Schedules. . . . . . . . . . . . . .40

Exhibit A      --        Historical Financial
Statements of Buyer
Exhibit B      --        Historical Financial
                         Statements of Target and
                         Halkey
Exhibit B-1    --        Pro Forma Most Recent
Balance Sheet
Exhibit C      --        Form of Lease for St.
Petersburg, Florida Facility
Exhibit D      --        Form of Opinion of Counsel
to the Seller
Exhibit E      --        Form of Opinion of Counsel
to the Buyer
Exhibit F      --        Asset Allocation for
Seller's 338(h)(10) Election
Exhibit G      --        Form of Guaranty of Lease
Schedule I     --  Schedule of Current Specified
Products
Annex I        --        Exceptions to the Seller'
                         Representations and
                         Warranties Concerning the
                         Transaction
Annex II       --        Exceptions to the Buyer's
                         Representations and
                         Warranties Concerning the
                         Transaction
Disclosure Schedule  --  Exceptions to
                         Representations and
                         Warranties Concerning the
                         Target and Halkey

              STOCK PURCHASE AGREEMENT

     Agreement entered into as of May 21, 1996 by and between Fenway Holdings, L.L.C., a Delaware limited liability company (the "Seller"), and ATRION
Corporation, an Alabama corporation (the "Buyer").
The Seller and the Buyer are referred to collectively herein as the "Parties."

     The Seller owns all of the outstanding capital stock of HRC Acquisition Holding Corp., a Delaware corporation (the "Target"). The Target owns all of the outstanding capital stock of Halkey-Roberts
Corporation, a Florida corporation ("Halkey").

     This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of the Target in return for the consideration set forth herein.

     Now, therefore, in consideration of the
premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.  DEFINITIONS.

     "Actual Value" has the meaning set forth in 2(e) below.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule
12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code 1504 or any similar group defined under a similar provision of state, local or foreign law.

     "Applicable Rate" means the corporate base rate of interest announced from time to time by NationsBank, N.A. (Carolinas).

     "Buyer" has the meaning set forth in the preface above.

     "Closing" has the meaning set forth in 2(c) below.

     "Closing Date" has the meaning set forth in 2(c) below.

     "Closing Date Balance Sheet" has the meaning set forth in 2(e) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any
information concerning the business and affairs of the Target and Halkey that is not generally available to the public.

     "Confidentiality Agreement" has the meaning set forth in 5(d) below.

     "Consolidated Net Book Value" means the excess of assets over liabilities as shown on the face of the Closing Date Balance Sheet.

     "Disclosure Schedule" has the meaning set forth in 4 below.

     "Draft Closing Date Balance Sheet" has the meaning set forth in 2(e) below.

     "Employee Benefit Plan" means any (i)
nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension
Benefit Plan, (ii) retirement plan or arrangement which is an Employee Pension Benefit Plan and which is intended to comply with Code 401(a) or (iii)
Employee Welfare Benefit Plan.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA 3(1).

     "Environmental Laws" means the Comprehensive
Environmental Response, Compensation and Liability
Act of 1980 and the Resource Conservation and Recovery Act of 1976, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of the environment or public health and safety, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes.

     "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended.

     "Estimated Consolidated Net Book Value" means
$10,093,000.

     "Excluded Taxes" mean any Taxes attributable to any action not in the ordinary course of business
(including any election made or deemed made under Section 338 of the Code with respect to the Target or Halkey) taken or caused to be taken by the Buyer, any of its Affiliates (including, after the Closing, the Target and Halkey) or any transferee of the Buyer or any of its Affiliates.


     "Fee Period" has the meaning set forth in 2(e) below.

     "Financial Statements" has the meaning set forth in 4(g) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "High Value" has the meaning set forth in 2(e) below.

     "Indemnified Party" has the meaning set forth in 8(d) below.

     "Indemnifying Party" has the meaning set forth in 8(d) below.

     "Intellectual Property" means (a) all patents and patent applications, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and all applications, registrations and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith, and (d) all computer software
(including data and related documentation).

     "Knowledge" means actual knowledge after reasonable investigation by an executive officer of the entity or its manager to whom such "knowledge" is ascribed.

     "Low Value" has the meaning set forth in 2(e) below.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial
Statements.

     "Most Recent Financial Statements" has the meaning set forth in 4(g) below.

     "Most Recent Fiscal Month End" has the meaning set forth in 4(g) below.

     "Multiemployer Plan" has the meaning set forth in ERISA 3(37).

     "Net Specified Product Sales" means, for any applicable period, the amount of gross sales, less discounts, returns and allowances, of Specified
Products as determined in accordance with GAAP on a basis consistent with the Most Recent Financial
Statements; provided, however, that if any Specified
Product constitutes a component or part of another product or package of products, the Net Specified
Product Sales of such Specified Product shall equal the current separate sales price of such Specified
Products in comparable quantity sales to unrelated third parties or in the absence of such sales the fair market value thereof.

     "Party" has the meaning set forth in the preface above.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

     "Preliminary Purchase Price" has the meaning set forth in 2(b) below.

     "Purchase Price" has the meaning set forth in 2 (f) below.

     "Sales Fee" has the meaning set forth in 2(e) below.

     "Securities Act" means the Securities Act of
1933, as amended.

     "Securities Exchange Act" means the Securities
Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's and similar liens arising by operation of law of not yet levied upon, and (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings.

     "Seller" has the meaning set forth in the preface above.

     "Specified Products" means only those certain products identified on Schedule I hereto, together with all extensions thereof, modifications or improvements thereto and replacements or substitutions therefor; provided that to the extent any of the foregoing Specified Products constitutes a component or part of another product or package of products (including so-called "extension sets"), the term "Specified Products" shall only include any of such foregoing Specified Products constituting such component or part and shall not include any other components or parts of such other product or package of products.

     "Subsidiary" means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or any other Persons serving in a similar role for a Person other than a corporation).

     "Target" has the meaning set forth in the preface above.

     "Target Share" means any share of the Common
Stock, par value $0.01 per share, of the Target.

     "Tax" means any federal, state, local or foreign excise, franchise, income, sales, use, intangibles, property or other tax of any kind or nature, including any interest, penalty or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

     "Third Party Claim" has the meaning set forth in (8)d below.

     2.  PURCHASE AND SALE OF TARGET SHARES.

     (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the issued and outstanding Target Shares for the consideration specified below in this 2.

     (b) Purchase Price. The Buyer agrees to pay to the Seller (i) at the Closing $12,000,000 in cash
(the "Preliminary Purchase Price") by wire transfer or delivery of other immediately available funds and
(ii) pursuant to the terms and conditions of 2(e), the Sales Fee (or other amount referred to therein).
The Preliminary Purchase Price will be subject to post-Closing adjustment as set forth in this par.2.

(c)  The Closing.  The closing of the
transactions contemplated by this Agreement (the
"Closing") shall take place at the offices of Ropes
& Gray, 885 Third Avenue, New York, New York, commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby
(other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine (the "Closing Date").

     (d)  Deliveries at the Closing.  At the
Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments and documents referred to in par. 7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments and documents referred to in par 7(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all of the issued and outstanding Target Shares, endorsed in blank or accompanied by duly executed assignment documents and (iv) the Buyer will deliver to the Seller the consideration specified in par. 2(b) above.

     (e)  Additional Payments.

         (i) Subject to a maximum aggregate payment of $700,000, Buyer agrees to pay to Seller within 30 days of the end of each twelve month period ending on June 30, commencing with the twelve month period ending June 30, 1997 and terminating with the twelve month period ended
     June 30, 2001 (the "Fee Period"), an amount
     (the "Sales Fee") calculated by multiplying .07 by Net Specified Product Sales for such twelve month period; provided that, if, after the calculation and payment of the Sales Fee for a particular twelve month period, Buyer adjusts the Net Specified Product Sales occurring in such twelve month period (all such adjustments to occur within 60 days of the end of each twelve month period), Buyer shall increase (if such adjustment is a positive number) or decrease (if such adjustment is a negative number) the Sales Fee payable in the subsequent twelve month period by the amount attributable to such adjustment based on the calculation of the Sales Fee as provided herein; and provided further that notwithstanding any provision herein to the contrary, the Sales Fee payable with respect to the final twelve month period of the Fee Period shall be paid by Buyer within 60 days of the end of such twelve month period.
     Each payment of the Sales Fee shall be
     accompanied by a schedule prepared by Buyer
     (and certified to by Buyer's chief financial officer) reflecting the amount of Net Specified
     Product Sales for the applicable twelve month period and any increase or decrease in such Sales Fee attributable to any adjustment in the amount of Net Specified Product Sales in any prior twelve month period. Upon written request of the Seller made not more than twice during any such twelve month period, Buyer shall grant Seller and its representatives reasonable access to all books and records reflecting the amount of Net Product Sales for any prior twelve month period during the Fee
     Period.

       (ii) If at any time prior to the end of the Fee Period, Buyer or any of its Affiliates transfers to any Person who is not a Subsidiary of Buyer control over the manufacture or sale of any of the Specified Products (whether by sale of the business, assets or equity securities of the Target or Halkey, the merger or consolidation of the Target or Halkey with or into any other Person, or by any other means), Buyer shall contemporaneously with such transfer pay to Seller the present value of the excess of $700,000 over the amount of the Sales
     Fee theretofore paid by Buyer to Seller in accordance with this Section 2(e). Such present value shall be determined by discounting over the remaining Fee Period such excess using the Applicable Rate on a compound annual basis.

     (f)  Preparation of Closing Date Balance
          Sheet.

        (i) Within 45 days after the Closing Date, the Seller will prepare and deliver to the Buyer a draft consolidated balance sheet (the
     "Draft Closing Date Balance Sheet") for the
     Target and Halkey as of the close of business on the day prior to the Closing Date. The
     Seller will prepare the Draft Closing Date
     Balance Sheet (i) in accordance with GAAP and
     (ii) giving effect to the adjustments made to the Pro Forma Most Recent Balance Sheet attached hereto as Exhibit B-1, in each case on a basis consistent with the preparation of the Pro Forma Most Recent Balance Sheet, including, without limitation, utilization of the same methodology with respect to the reserve for doubtful accounts, inventory reserve, and depreciation and amortization, subject to the following specific provisions regarding preparation (whether or not such provisions are in accordance with GAAP or are otherwise consistent with the preparation of the Pro
     Forma Most Recent Balance Sheet):

     (A)  The Closing Date Balance Sheet shall
          include (i) a liability in the amount of $175,000, representing the actual aggregate amount of the success fees owed to Halkey's management under the letter agreements dated January 22, 1996 (the
          "Success Fees") and (ii) a corresponding tax benefit asset in the amount of $61,250.

        (ii) If the Buyer has any objections to the Draft Closing Date Balance Sheet, it will deliver a detailed statement describing its objections to the Seller within 30 days after receiving the Draft Closing Date Balance Sheet.
     The Buyer and the Seller will use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 30 days after the Seller has received the statement of objections, however, the Buyer and the Seller will select an accounting firm mutually acceptable to them to resolve any remaining objections. If the Buyer and the Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms).
     The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Parties.
     The Seller will revise the Draft Closing Date
     Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this sec. 2(f)(ii). The "Closing Date Balance
     Sheet" shall mean the Draft Closing Date
     Balance Sheet together with any revisions thereto pursuant to this sect. 2(f)(ii).

                 (iii) In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in sec. 2(f)(ii) above, the Buyer and the Seller will share responsibility for the fees and expenses of the accounting firm as follows:

          (A)  if the accounting firm resolves all
        of the remaining objections in favor of the Buyer (the Consolidated Net Book Value so determined is referred to herein as the "Low Value"), the Seller will be responsible for all of the fees and expenses of the accounting firm.

          (B)  if the accounting firm resolves all
        of the remaining objections in favor of the Seller (the Consolidated Net Book Value so determined is referred to herein as the "High Value"), the Buyer will be responsible for all of the fees and expenses of the accounting firm; and

          (C)  if the accounting firm resolves some
        of the remaining objections in favor of the Buyer and the rest of the remaining objections in favor of the Seller (the
        Consolidated Net Book Value so determined is referred to herein as the "Actual
        Value"), the Seller will be responsible for that fraction of the fees and expenses of the accounting firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and the Buyer will be responsible for the remainder of the fees and expenses.

       (iv) The Buyer will make the books, records and financial staff of the Target and Halkey available to the Seller and its accountants and other representatives, and the Seller will make the work papers and backup materials used in preparing the Draft Closing Date Balance Sheet available to the Buyer and its accountants and other representatives, in each case at reasonable times and upon reasonable notice at any time during (A) the preparation by the Seller of the Draft Closing Date Balance Sheet,
     (B) the review by the Buyer of the Draft
     Closing Date Balance Sheet and (C) the
     resolution by the Parties of any objections thereto.

     (g)  Adjustment to Preliminary Purchase Price.
The Preliminary Purchase Price will be adjusted as follows:

                   (i) If the Consolidated Net Book Value
     exceeds the Estimated Consolidated Net Book
     Value, the Buyer will pay to the Seller an amount equal to such excess (plus interest thereon at the Applicable Rate from the Closing
     Date) by wire transfer or delivery of other immediately available funds within three business days after the date on which the Consolidated Net Book Value finally is determined pursuant to sec. 2(f) above.

                  (ii) If the Consolidated Net Book Value is less than the Estimated Consolidated Net Book
     Value, the Seller will pay to the Buyer an amount equal to such deficiency (plus interest thereon at the Applicable Rate from the Closing
     Date) by wire transfer or delivery of other immediately available funds within three business days after the date on which the Consolidated Net Book Value finally is determined pursuant to sec. 2(f) above.

The Preliminary Purchase Price as adjusted pursuant to sub.sec. 2(e)-(f) is referred to herein as the "Purchase Price."

     3.  REPRESENTATIONS AND WARRANTIES CONCERNING
THE TRANSACTION.

     (a)  Representations and Warranties of the
Seller. The Seller represents and warrants to the Buyer that the statements contained in this sect.3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this sect.3(a)), except as set forth in Annex I attached hereto.

         (i) Organization of Seller. The Seller is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware.

                  (ii) Authorization of Transaction. The
     Seller has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. No vote of the members of the Seller, which has not been taken, is required in connection with the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The
     Seller need not give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency or any other third party in order to consummate the transactions contemplated by this Agreement.

                 (iii) Noncontravention.  Neither the
     execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Seller is subject or any provision of its certificate of formation or limited liability company agreement or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other legally binding arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject .

           (iv) Brokers' Fees.  The Seller has no
     liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

            (v) Target Shares.  The Seller holds of
     record and owns beneficially all of the issued and outstanding Target Shares free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), mortgages, pledges, liens, encumbrances, charges, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. The
     Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require the Seller to sell, transfer or otherwise dispose of any capital stock of the Target (other than this Agreement). The
     Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Target.

     (b)  Representations and Warranties of the
Buyer. The Buyer represents and warrants to the Seller that the statements contained in this sec.3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this sect.3(b)), except as set forth in Annex II attached hereto.

         (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

        (ii) Authorization of Transaction.  The
     Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This
     Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The
     Buyer need not give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency or any other third party in order to consummate the transactions contemplated by this Agreement.

        (iii) Noncontravention.  Neither the
     execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other legally binding arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

          (iv) Brokers' Fees.  The Buyer has no
     liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

         (v) Investment.  The Buyer is not
     acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities
     Act.

       (vi) Financial Ability. The Buyer has the financial ability to consummate the transactions contemplated by this Agreement.
     Attached hereto as Exhibit A is the audited consolidated balance sheet as of December 31, 1995 for the Buyer and its Subsidiaries. Such balance sheet has been prepared in accordance with GAAP and presents fairly the financial condition of the Buyer and its Subsidiaries as of such date. Since such date, there has not been any material adverse change in the financial condition of the Buyer and its Subsidiaries taken as a whole.

     4.  REPRESENTATIONS AND WARRANTIES CONCERNING
THE TARGET AND HALKEY. The Seller represents and warrants to the Buyer that the statements contained in this sect. 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "Disclosure
Schedule"). The Disclosure Schedule is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

     (a)  Organization, Qualification and Corporate
Power. Each of the Target and Halkey is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Target and Halkey is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the assets, operations or financial condition of the Target and Halkey. Each of the Target and Halkey has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Disclosure Schedule lists the directors and officers of each of the Target and Halkey.

     (b)  Capitalization.  The entire authorized
capital stock of the Target consists of 3,000 Target
Shares, of which 1,000 Target Shares are issued and outstanding. All of the issued and outstanding
Target Shares have been duly authorized, are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Target to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Target.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Target or Halkey is subject or any provision of the charter or bylaws of the Target or Halkey or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other legally binding arrangement to which the Target or Halkey is a party or by which either of them is bound or to which any of their assets is subject (or result in the imposition of any Security Interest upon any of their assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Security Interest would not have a material adverse effect on the assets, operations or financial condition of the Target and Halkey or on the ability of the Parties to consummate the transactions contemplated by this Agreement.
Neither the Target nor Halkey needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency or any other third party in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not have a material adverse effect on the assets, operations or financial condition of the Target and Halkey or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (d)  Brokers' Fees.  Neither the Target nor
Halkey has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     (e)  Title to Assets. The Target and Halkey
have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them or shown on the Most Recent Balance
Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the ordinary course of business since the date of the Most Recent
Balance Sheet or except where the failure to have such title or interest free and clear of all Security Interests would not have a material adverse effect on the assets, operations or financial condition of the Target and Halkey.

     (f)  Subsidiaries.  Halkey is the only
Subsidiary of the Target. The entire authorized capital stock of Halkey consists of 100 shares of Common Stock, par value $5.00 per share, all of which shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Halkey have been duly authorized and are validly issued, fully paid and nonassessable. The Target holds of record and owns beneficially all of the outstanding shares of Halkey, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), mortgages, pledges, liens, encumbrances, charges, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights or other contracts or commitments that could require the Target to sell, transfer or otherwise dispose of any capital stock of Halkey or that could require Halkey to issue, sell or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to Halkey. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of Halkey. Neither the Target nor Halkey controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business association which is not a Subsidiary of the Target.

     (g)  Financial Statements.

        (i) Attached hereto as Exhibit B are the following financial statements (collectively the "Financial Statements"): (i) unaudited consolidated balance sheets and statements of operations and cash flows as of and for the fiscal year ended September 30, 1994 for Target; (ii) audited consolidated balance sheets and statements of operations, changes in invested capital and cash flows as of and for the fiscal year ended September 30, 1995 for the Target; and (iii) unaudited consolidated balance sheets and statements of income and cash flow (the "Most Recent Financial
     Statements") as of and for the four months ended January 31, 1996 (the "Most Recent Fiscal
     Month End") for the Target.  The Financial
     Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the consolidated financial condition of the Target and Halkey as of such dates and the consolidated results of operations of the Target and Halkey for such periods; provided, however, that the Most Recent Financial
     Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

     (h)  Events Subsequent to Most Recent Fiscal
Month End. Since the Most Recent Fiscal Month End, there has not been any material adverse change in the assets, operations or financial condition of the Target and Halkey. Without limiting the generality of the foregoing, since that date:

           (i) neither the Target nor Halkey has
     sold, leased, transferred or assigned any of its assets, tangible or intangible, other than
     (A) sales of inventory in the ordinary course of business, (B) the transfer of the real property and improvements thereon that are the subject of the form of lease agreement attached hereto as Exhibit C to the Seller or one or more of its Affiliates and (C) the sale, lease, transfer or assignment of other assets having a fair market value of not more than $10,000 in the aggregate;

            (ii) neither the Target nor Halkey has
     entered into any material agreement, contract, lease or license other than purchase and sales orders in the ordinary course of business;

           (iii) no party (including the Target and Halkey) has accelerated, terminated, made material modifications to or canceled any material agreement, contract, lease or license to which the Target or Halkey is a party or by which either of them is bound;

           (iv) neither the Target nor Halkey has
     imposed any Security Interest upon any of its assets, tangible or intangible;

            (v) neither the Target nor Halkey has made any capital expenditure other than as contemplated by the capital expenditure budget attached as Annex A to the Disclosure Schedule;

            (vi) neither the Target nor Halkey has made any capital investment in or any loan to any other Person;

            (vii) the Target and Halkey have not
     created, incurred, assumed or guaranteed more than $50,000 aggregate indebtedness for borrowed money and capitalized lease obligations, except pursuant to the Credit
     Agreement dated as of September 15, 1995 among Halkey, NationsBank, N.A., Bank of America
     Illinois, and the other parties named therein
     (the "Credit Agreement");

                (viii) neither the Target nor Halkey has granted any license or sublicense of any material rights under or with respect to any of its Intellectual Property;

                  (ix) there has been no change made or
     authorized in the charter or bylaws of the Target or Halkey;

                   (x) neither the Target nor Halkey has
     issued, sold or otherwise disposed of any of its capital stock or granted any options, warrants or other rights to purchase or obtain
     (including upon conversion, exchange or
     exercise) any of its capital stock;

                  (xi) neither the Target nor Halkey has
     declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock, except in connection with the transfer described in clause (i)(B) of this Sect. 4(h);

                 (xii) neither the Target nor Halkey has
     experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

                (xiii) none of the Target and its
     Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers and employees, other than travel and similar advances in the ordinary course of business;

                 (xiv) neither the Target nor Halkey has
     entered into any written employment contract or collective bargaining agreement or made any material modification to the terms of any existing such contract or agreement;

                  (xv) neither the Target nor Halkey has
     granted any increase greater than 5% in the base compensation of any of its directors, officers and employees;

                 (xvi) neither the Target nor Halkey has
     adopted, terminated or made any modification to any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit Plan);

                (xvii) neither the Target nor Halkey has made any other change in employment terms for any of its directors, officers and employees outside the ordinary course of business;

               (xviii) neither the Target nor Halkey has canceled any indebtedness owed to either Target or Halkey in excess of $25,000 in the aggregate other than any cancellation of indebtedness for due consideration;

                 (xix) neither Target nor Halkey has adopted any change in its accounting practices or procedures;

                  (xx) neither Target nor Halkey has operated its business other than in the ordinary course, except as specified in any clause of this sect. 4(h); and

                 (xxi) neither the Target nor Halkey has
     committed to do any of the foregoing.

     (i)  Undisclosed Liabilities.  Neither the
Target nor Halkey has any liability in respect of acts or omissions occurring prior to the Closing other than (i) any liability reflected in the Financial Statements, (ii) any liability in respect of the normal duties and obligations under the contracts, leases or agreements to which either is a party, (iii) any liability for Taxes, (iv) any liability under any Employee Benefit Plan, (v) any liability incurred since the Most Recent Balance
Sheet Date in the ordinary course of business, (vi) any liability disclosed in the Disclosure Schedule, and (vii) any liability which would not have a material adverse effect on the assets, operations or financial condition of the Target and Halkey.

     (j) Legal Compliance. Since October 1, 1993, each of the Target and Halkey has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), including without limitation the USFDA, except where the failure to comply would not have a material adverse effect on the assets, operations or financial condition of the Target and Halkey.

     (k)  Tax Matters.

                   (i) Each of the Target and Halkey has
     filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed and payable by the Target or Halkey
     (whether or not shown on any Tax Return) have been paid. Except as set forth in the Disclosure Schedule, neither the Target nor Halkey currently is the beneficiary of any extension of time within which to file any Tax
     Return.

                  (ii) Except for disputes or claims
     concerning consolidated, combined or unitary income Tax Returns including Halkey for periods ending on or before September 15, 1995 ("USI
     Consolidated Returns"), there is no material dispute or claim concerning any Tax liability of the Target or Halkey either (A) claimed or raised by any authority in writing or (B) as to which the Seller and the directors and officers of the Target or Halkey have Knowledge based upon personal contact with any agent of such authority.

                 (iii) The Disclosure Schedule lists all
     federal, state, local and foreign income Tax
     Returns filed with respect to the Target and Halkey for taxable periods ended on or after September 15, 1995, indicates those income Tax
     Returns that have been audited and indicates those Income Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies filed, assessed against or agreed to by the Target or Halkey since September 15, 1995. Except with respect to USI Consolidated Returns, neither the Target nor Halkey has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (iv) Neither the Target nor Halkey has
     filed a consent under Code Sec. 341(f)
     concerning collapsible corporations. Neither the Target nor Halkey has made any material payments, is obligated to make any material payments or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code Sec. 280G. Neither the
     Target nor Halkey has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii).
     Neither the Target nor Halkey is a party to any tax allocation or sharing agreement.

     (l)  Real Property.

                   (i) At the time of the Closing, neither
     the Target nor Halkey will own any real
     property or be a party to any lease or sublease with respect to any real property other than the lease attached to this Agreement as Exhibit
     C (the "Lease").

                  (ii) Upon the execution and delivery of the Lease by all parties named therein at the Closing, the Lease shall be a legal, valid and binding obligation of the lessor named therein enforceable against such lessor, except where the illegality, invalidity, nonbinding nature or unenforceability would not have a material adverse effect on the assets, operations or financial condition of the Target and Halkey.

                 (iii) At the Closing, such lessor shall not be in material breach or default of the Lease, and no event shall have occurred with respect to such lessor which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification or acceleration thereunder.

                  (iv) At the Closing such lessor shall not have repudiated in writing any material provision of the Lease purporting to be binding upon such lessor.

                   (v) All facilities located on the real
     property described in the Lease have received all material approvals of governmental authorities (including material licenses and permits) required in connection with the operation of such facilities as currently operated and have been operated and maintained in accordance with applicable laws, rules and regulations in all material respects.

                  (vi) There are no pending or, to the
     Knowledge of the Seller, threatened
     condemnation proceedings, lawsuits, or
     administrative actions relating to the real property described in the Lease or other matters affecting materially and adversely the current use or occupancy thereof;

                 (vii) The legal description for the real property described in the Lease contained in the deed thereof describes such real property fully and adequately, and the buildings and improvements are located within the boundary lines of the described land and are not in material violation of applicable setback requirements, zoning laws and ordinances.

                (viii) There are no other leases or subleases granting to any party or parties (other than the lessee and its permitted assigns under such lease) the right of use or occupancy of any portion of the real property described in the Lease.

                  (ix) Except as set forth in the Lease,
     there are no outstanding options or rights of first refusal to purchase the real property described in the Lease, or any portion thereof or interest therein.

                   (x) There are no parties (other than the Target and Halkey) in possession of the real property described in the Lease

                  (xi) All facilities located on the real
     property described in the Lease are supplied with utilities necessary for the operation of such facilities as currently operated in all material respects, including gas, electricity, water, telephone, sanitary, sewer and storm sewer, all of which services are adequate in all material respects in accordance with all applicable laws, ordinances, rules, and regulations.

                 (xii) The real property which is described in the Lease abuts on and has direct vehicular access to a public road, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

     (m)  Intellectual Property.

                   (i) Neither the Target nor Halkey has
     interfered with, infringed upon,
     misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, except where the interference, infringement, misappropriation or conflict would not have a material adverse effect on the assets, operations or financial condition of the Target and Halkey. To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual
     Property rights of the Target or Halkey, except where the interference, infringement, misappropriation or conflict would not have a material adverse effect on the assets, operations or financial condition of the Target and Halkey.

                  (ii) The Disclosure Schedule identifies
     each patent or registration which has been issued to the Target or Halkey with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Target or Halkey has made with respect to any of its Intellectual
     Property and identifies each material license, agreement or other permission which the Target or Halkey has granted to any third party with respect to any of its Intellectual Property
     (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date). The
     Disclosure Schedule also identifies each material trade name or unregistered trademark used by the Target or Halkey in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified on the Disclosure Schedule pursuant to this sec.4(m)(ii):

          (A)  the Target or Halkey possesses all
        right, title and interest in and to the
        item, free and clear of any Security
        Interest, license or other restriction,
        except as set forth in any of the patents, registrations, applications, licenses, agreements or permissions identified on the Disclosure Schedule pursuant to this sect. (m)(ii);

          (B)  the item is not subject to any
        outstanding injunction, judgment, order, decree, ruling or charge; and

          (C)  no action, suit, proceeding,
        hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use or ownership of the item.

                 (iii) The Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Target or Halkey uses pursuant to license, sublicense, agreement or permission, other than any such item which the failure of the Target and Halkey to have any right to use would not have a material adverse effect on the assets, operations or financial condition of the Target and Halkey.
     The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified on the Disclosure Schedule pursuant to this sect. 4(m)(iii):

          (A)  the license, sublicense, agreement
        or permission covering the item is legal, valid, binding, enforceable and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability or ineffectiveness would not have a material adverse effect on the assets, operations or financial condition of the Target and Halkey;

          (B)  neither the Target nor Halkey, nor
        to the Knowledge of the Seller, any other party to the license, sublicense, agreement or permission is in material breach or default thereof, and no event has occurred with respect to the Target or Halkey or, to the Knowledge of the Seller, any such other party, which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder;

          (C)  no party to the license, sublicense,
        agreement or permission has repudiated in writing any material provision thereof; and

          (D)  neither the Target nor Halkey has
        granted any sublicense or similar right
        with respect to the license, sublicense, agreement or permission.

     (n) Contracts. The Disclosure Schedule lists the following contracts and other agreements to which the Target or Halkey is a party:

                   (i) any agreement (or group of related
     agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

                  (ii) any agreement (or group of related
     agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000;

                 (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related
     agreements) under which it has created,
     incurred, assumed or guaranteed any
     indebtedness for borrowed money, or any
     capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its material assets, tangible or intangible;

                   (v) any agreement concerning
     noncompetition;

                  (vi) any agreement with the Seller or any of its Affiliates (other than the Target and Halkey);

                 (vii) any profit sharing, stock option,
     stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of any of its current or former directors, officers or employees;

                (viii) any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $80,000 or providing material severance benefits;

                   (x) any agreement under which it has
     advanced or loaned any amount to any of its directors, officers or employees other than in connection with travel and similar advances in the ordinary course of business; or

                  (xi) any other agreement (or group of
     related agreements) the performance of which involves consideration in excess of $50,000.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed on the Disclosure Schedule pursuant to this sect. 4(n) (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement listed on the Disclosure Schedule pursuant to this sect.4(n).
Except where the illegality, invalidity, nonbinding nature, unenforceability, ineffectiveness, breach, default, termination, modification, acceleration or repudiation would not have a material adverse effect on the assets, operations or financial condition of the Target and
Halkey: (A) each such agreement is legal, valid, binding, enforceable and in full force and effect;
(B) neither Target nor Halkey, nor to the Knowledge of the Seller, any other party thereto is in breach or default thereof, and no event has occurred with respect to the Target or Halkey or, to the Knowledge of the Seller, any such other party, which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration, under such agreement; and (C) no party has repudiated in writing any provision of such agreement.

     (o)  Powers of Attorney. There are no
outstanding powers of attorney executed on behalf of the Target or Halkey.

     (p) Litigation. The Disclosure Schedule sets forth each instance in which the Target or Halkey
(i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party, or to the Knowledge of the Seller has been threatened in writing to be made a party, to any action, suit or proceeding of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit or proceeding would not have a material adverse effect on the assets, operations or financial condition of the Target and Halkey.

     (q) Employees. Neither the Target nor Halkey has experienced any strikes or any material grievances, claims of unfair labor practices or other collective bargaining disputes within the past three years. Neither the Target nor Halkey has committed any material unfair labor practice. The
Seller does not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Target or Halkey.

     (r)  Employee Benefits.

                   (i) The Disclosure Schedule lists each
     Employee Benefit Plan that the Target or Halkey maintains or to which the Target or Halkey contributes.

          (A)  Each such Employee Benefit Plan (and
        each related trust, insurance contract or
        fund) complies in form and in operation
        with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a material adverse effect on the assets, operations or financial condition of the Target and Halkey.

          (B)  All required reports and
        descriptions (including Form 5500 Annual
        Reports, Summary Annual Reports and Summary
        Plan Descriptions) have been filed or
        distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code 4980B have been met with respect to each such Employee
        Benefit Plan which is an Employee Welfare
        Benefit Plan, where applicable.

          (C)  All contributions (including all
        employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit
        Plan which is an Employee Pension Benefit
        Plan.

          (D)  Each such Employee Benefit Plan
        which is an Employee Pension Benefit Plan and which is intended to comply with Code
        401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code 401(a).

          (E)  The Seller has delivered to the
        Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue
        Service, the most recent Form 5500 Annual
        Report and all related trust agreements, insurance contracts and other funding agreements which implement each such
        Employee Benefit Plan.

                  (ii) With respect to each Employee Benefit
     Plan that the Target or Halkey maintains or to which either of them contributes or to which either has contributed within the last six years:

          (A)  No such Employee Benefit Plan which
        is an Employee Pension Benefit Plan has
        been completely or partially terminated.

          (B)  No action, suit or proceeding with
        respect to the administration or the
        investment of the assets of any such
        Employee Benefit Plan (other than routine claims for benefits) is pending, except where the action, suit or proceeding would not have a material adverse effect on the assets, operations or financial condition of the Target and Halkey.

          (C)  No Employee Benefit Plan is or was a
        defined benefit plan subject to Code 412 or Title IV of ERISA or a Multiemployer
        Plan.

     (s) Guaranties. Neither the Target nor Halkey is a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other Person.

     (t)  Environment.

                   (i) Except where the noncompliance or
     failure to obtain would not have a material adverse effect on the assets, operations or financial condition of the Target and Halkey, each of the Target, Halkey and their respective predecessors (A) has complied with all Environmental Laws, (B) has obtained and been in compliance with the terms and conditions of all permits, licenses and other authorizations which are required of it under the Environmental Laws and (C) has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in the Environmental Laws.

                  (ii) Neither the Target nor Halkey has any liability (and none of the Target, Halkey and their respective predecessors has handled or disposed of any substance, arranged for the disposal of any substance or owned or operated any property or facility in any manner that could give rise to any liability) for damage to any site, location or body of water (surface or subsurface) or for any reason under any Environmental Law, except where the liability would not have a material adverse effect on the assets, operations or financial condition of the Target and Halkey.

     (u)  Certain Business Relationships with the
Target and Its Subsidiaries. None of the Seller or any of its Affiliates (other than the Target and Halkey) has been involved in any material business arrangement or relationship with the Target or Halkey within the past 12 months and none of the Seller or any of its Affiliates owns any material asset, tangible or intangible, which is used in the business of any of the Target or Halkey.

     (v) Insurance. The Disclosure Schedule sets forth the following information with respect to each material insurance policy for any policy period commencing on or after September 15, 1995 with respect to which any of the Target or Halkey is a party, a named insured, or otherwise the beneficiary of coverage:

                   (i) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (ii) the policy number and the period of coverage; and

                 (iii) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount
     (including a description of how deductibles and ceilings are calculate and operate) of coverage.

     (w) Condition and Sufficiency of Assets. The building, plants, structures, equipment, assets and other rights of the Target and Halkey constitute all of the properties, assets and rights necessary for the conduct of their businesses as presently conducted in all material respects.

     (x)  Accounts Receivable. All accounts
receivable of Target and Halkey that are or will be reflected on the Most Recent Financial Statements or on the Closing Date Balance Sheet (collectively, the
"Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business of Halkey. To the knowledge of Seller, there is no contest, claim, or right of set-off under any agreement with any obligor of an Accounts Receivable currently asserted in writing relating to the amount or validity of such Accounts
Receivable, except with respect to any Accounts
Receivable or any portion of any Accounts Receivable which has been or will be fully reserved against.

     (y)  Inventory. The inventory of Halkey, in
the aggregate, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality.

     5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a)  General.  Each of the Parties will use
its reasonable best efforts to take all actions and to do all things necessary in order that the conditions are satisfied to the obligation of the other Party to consummate the transactions to be performed by such other Party in connection with the Closing; provided, however, that this sect.5(a) shall not require the Seller, the Target or Halkey to make any expenditure or take any action or do any other thing outside of the ordinary course of business in order to cure any misrepresentation or breach of warranty contained in sect.4 above other than any such misrepresentation or breach arising primarily from the breach by the Seller of sect.5(c) below.

     (b)  Notices and Consents.  Each of the
Parties will (and the Seller will cause each of the Target and Halkey to) give any notices required to be given by such Person to, make any filings required to be made by such Person with and use such Person's reasonable best efforts to obtain any authorizations, consents and approvals required to be obtained by such Person of, governments, governmental agencies and other third parties in connection with the matters referred to in sect.3(a)(ii), sect.3(b)(ii) and sect. 4(c) above.

     (c)  Operation of Business.  The Seller will
not cause or permit the Target and Halkey to:

                   (i) sell, lease, transfer or assign any of its assets, tangible or intangible, other than
     (A) sales of inventory in the ordinary course of business, (B) the transfer of the real property and improvements thereon that are the subject of the form of lease agreement attached hereto as Exhibit C to the Seller or one or more of its Affiliates and (C) the sale, lease, transfer or assignment of other assets having a fair market value of not more than $10,000 in the aggregate;

                  (ii) enter into any material agreement,
     contract, lease or license other than purchase and sales orders in the ordinary course of business;

                 (iii) accelerate, terminate, make material modifications to or cancel any material agreement, contract, lease or license to which the Target or Halkey is a party or by which either of them is bound;

                  (iv) impose any Security Interest upon any of its assets, tangible or intangible;

                   (v) make any capital expenditure other
     than as contemplated by the capital expenditure budget attached as Annex A to the Disclosure
     Schedule;

                  (vi) make any capital investment in or any loan to any other Person;

                 (vii) create, incur, assume or guarantee more than $50,000 aggregate indebtedness for borrowed money and capitalized lease obligations, except pursuant to the Credit
     Agreement;

                (viii) grant any license or sublicense of any material rights under or with respect to any of its Intellectual Property;

                  (ix) change or authorize any change to the charter or bylaws of the Target or Halkey;

                   (x) issue, sell or otherwise dispose of
     any of its capital stock or grant any options, warrants or other rights to purchase or obtain
     (including upon conversion, exchange or
     exercise) any of its capital stock;

                  (xi) declare, set aside or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase or otherwise acquire any of its capital stock; except in connection with the transfer described in clause (i)(B) of this
     Section 5(c);

                 (xii) make any loan to, or enter into any other transaction with, any of its directors, officers and employees, other than travel and similar advances in the ordinary course of business;

                (xiii) enter into any written employment contract or collective bargaining agreement or make any material modification to the terms of any existing such contract or agreement;

                 (xiv) grant any increase in the base
     compensation of any of its directors, officers and employees outside the ordinary course of business;

                  (xv) adopt, terminate or make any material modification to any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or take any such action with respect to any other Employee
     Benefit Plan);

                 (xvi) make any other change in employment terms for any of its directors, officers and employees outside the ordinary course of business;

                (xvii) cancel any indebtedness owed to either
     Target or Halkey in excess of $25,000 in the aggregate other than any cancellation for due consideration;

               (xviii) adopt any change in its accounting practices or procedures;

                 (xix) operate its business other than in the ordinary course, except as specified in any clause of this Section 5(c); and

                  (xx) commit to do any of the foregoing.

     (d) Access. The Seller will permit, and the Seller will cause each of the Target and Halkey to permit, representatives of the Buyer to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target and Halkey, to all premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to the Target and Halkey. All information received by the Buyer in the course of the reviews contemplated by this sect. 5(d) shall be subject to the letter agreement regarding confidentiality and other matters dated
January 9, 1996 between the Target and the Buyer (or one of the Buyer's Affiliates) (the "Confidentiality
Agreement"), and the provisions of the
Confidentiality Agreement are hereby confirmed and remain in full force and effect.

     (e)  Notice of Developments.

                   (i) In the event Seller shall become
     actually aware of any development (including the Seller's obtaining Knowledge after the time of the execution and delivery of this Agreement of any circumstances in existence prior to such time) constituting a breach of any of the representations and warranties in sect. 4 above, the Seller shall notify the Buyer of such development. Unless the Buyer has the right to terminate this Agreement pursuant to sect.9(a)(ii) below by reason of the development and exercises that right within the period of ten business days referred to in sect. 9(a)(ii) below, the written notice pursuant to this sect.5(e)(i) will be deemed to have amended the Disclosure
     Schedule, to have qualified the representations and warranties contained in sect.4 above and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

                  (ii) Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in sect. 3 above.
     No disclosure by any Party pursuant to this sect.
     5(e)(ii), however, shall be deemed to amend or supplement Annex I, Annex II or the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

     (f)  Exclusivity.  From and after the
execution of this Agreement and until the earlier of
(i) the Closing or (ii) termination of this Agreement in accordance with Section 9, Seller shall not, nor shall it permit any of its Affiliates to, nor shall it permit any directors, officers or employees of or any investment banker, attorney or other advisor or representative of, Seller or any of its Affiliates to (i) sell or offer or agree to sell
(whether directly or indirectly, or by merger of otherwise) any shares of capital stock or assets
(other than any sale of assets in the ordinary course of business) of Target or Halkey (an
"Acquisition Transaction") other than to Buyer, (ii) solicit or initiate the submission of any proposal for an Acquisition Transaction other than from Buyer or (iii) participate in any discussions or negotiations with, or furnish any non-public information concerning Target or Halkey to any Person other than Buyer in connection with a possible Acquisition Transaction.

     6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

     (a)  General.  In case at any time after the
Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take (or cause to be taken) such further action
(including the execution and delivery of such further instruments and documents) as the other
Party reasonably may request, including, without limitation, executing and delivering or causing the execution and delivery of such confirmatory or replacement deeds, bills of sale, and other instruments of assignment or conveyance as may be reasonably necessary to vest fee simple title in HRC
Properties, Inc. to the real property subject to the lease attached hereto as Exhibit C, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under sect. 8 below).

     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing
Date involving the Target or Halkey, the other Party shall cooperate with the contesting or defending
Party and such Party's counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under sect. 8 below).

     (c)  Covenant Not to Compete.  In order to
induce the Buyer to enter into this Agreement and in consideration of the allocation set forth in the last sentence of this sec.6(c) and other good and valuable consideration, for a period of three years from and after the Closing Date, the Seller will not engage directly or indirectly in any business that the Target or Halkey conducts as of the Closing Date in any geographic area in which the Target or Halkey conducts that business as of the Closing Date;
provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this sect.6(c) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The Parties agree that for all Tax and financial reporting purposes, $1,000 of the Purchase Price shall be allocated to the covenant contained in this sec.6(c).

     (d)  Confidentiality.  The Seller will treat
and hold as such all of the Confidential
Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession
(except to the extent Seller shall have a reasonable need to possess any such tangible embodiment or copy for use in connection with this Agreement). In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this sec. 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential
Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential
Information to the tribunal; provided, however, that the Seller shall use its reasonable best efforts to obtain, at the reasonable request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

     (e) Non-Solicitation. For a period of three years from the Closing, the Seller will not solicit to employ any management employee or officer of Halkey.

     (f)  1994 Financial Statements.

                   (i) As soon as reasonably practicable
     following the date hereof and in any event not later than 30 days after the Closing, Seller shall cause to be delivered to Buyer audited consolidated balance sheets and statements of operations, changes in invested capital and cash flows of Halkey as of and for the fiscal year ended September 30, 1994, together with footnotes (the "1994 Financials").

                  (ii) The Buyer shall cause Halkey to make the books, records and financial staff of Target and Halkey available to the Seller and its accountants and other representatives, at reasonable times and upon reasonable notice, and otherwise to cooperate with the Seller and its accountants and other representatives, in order to permit Seller to prepare the 1994
     Financials and otherwise to meet its
     obligations under Section 6(f)(i) above. In addition, and subject to a maximum of $45,000, Buyer agrees to reimburse Seller for costs and expenses incurred by Seller in connection with the audit contemplated by sect.6(f)(i) above.

     (g)  Tax Matters.

                   (i) Seller agrees to cause Target to make an election under Section 338(h)(10) of the Code (and any comparable provisions of state or local law), on a timely basis, with respect to Target's acquisition of Halkey in September
     1995. The asset allocation made in connection with such election shall be consistent in all respects with Exhibit F hereto.

                  (ii) The Seller shall timely file all
     income Tax Returns and pay all income Taxes other than Excluded Taxes with respect to Halkey and the Target for all periods ending on or before the end of the Closing Date ("Seller
     Periods") and shall furnish the Buyer with copies of such income Tax Returns. The Buyer shall timely file all income Tax Returns and pay all income
     Taxes with respect to Halkey and the Target for all periods ending after the Closing Date ("Buyer Periods") and all Excluded Taxes. For purposes of determining the income Tax liability of the Target and Halkey for the final Seller Period, the books of the Target and Halkey shall be closed as of the end of the Closing Date.

                 (iii) The Buyer shall cooperate with the Seller, at Seller's expense, and shall cause its Affiliates, officers, employees, agents, auditors and representatives to cooperate, at Seller's expense, in
     preparing and filing all income Tax Returns.   The Buyer agrees, and
     agrees to cause the Target and Halkey, (i) to retain and maintain accounting and Tax records and information relevant to determining the income Tax liability of the Target and Halkey for Seller Periods until the expiration of the applicable statue of limitations (giving effect to any extension thereof), and thereafter not to dispose of such records without first offering them to the Seller, and (ii) to allow the Seller and its agents to inspect, review and make copies of such records, at Seller's expense, as the Seller deems necessary or appropriate from time to time, such activities to be conducted during normal business hours.

                  (iv) Any refunds (or credits in respect thereof) of income Taxes of the Target or Halkey for any Seller Period shall be for the account of the Seller. Any refunds (or such credits) of income Taxes of the Target or Halkey for any Buyer Period shall be for the account of the Buyer. The Buyer shall, at Seller's expense, if the Seller so requests, cause the Target or Halkey to file for and obtain any refunds or credits to which the Seller is entitled under this clause (iv). The Buyer shall permit the Seller to control the prosecution of any such refund claim, at Seller's expense, and, where deemed appropriate by the Seller, shall cause the Target and Halkey to authorize by appropriate powers of attorney such persons as the Seller shall designate to represent the Target or Halkey with respect to such refund claim. The Buyer shall cause the Target and Halkey to forward to the Seller any such refund within 20 days after the refund is received (or reimburse the Seller for any such credit within 20 days after the credit is allowed or applied against other Tax liability).

                   (v) Seller covenants and agrees that it shall not apply any of
     Halkey's net operating losses in respect of any tax liability for periods ending on or prior to September 15, 1995.

     (h) Success Fees. The parties agree that the actual gross aggregate amount of the Success Fees payable shall be $175,000 and that the amount of the Success Fees on an assumed tax-effected basis shall be $113,750. Buyer agrees to cause Halkey to pay the gross aggregate Success Fees to the appropriate officers of Halkey within five business days of the Closing Date.


     7.  CONDITIONS TO OBLIGATION TO CLOSE.

     (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in sec.3(a) and sect. 4 above shall be true and correct in all material respects at and as of the Closing Date;

           (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

           (iii) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

            (iv) there shall have been no material adverse change in the assets, operation or financial condition of Target and Halkey;

            (v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in 7(a)(i)-(iv) is satisfied in all respects;

            (vi) the Parties, the Target and Halkey shall have received all other material authorizations, consents and approvals of governments, governmental agencies and other third parties referred to in sect.3(a)(ii), sect.3(b)(ii) and sect.4(c) above;

            (vii) Halkey, as lessee, and HRC Properties, Inc., as lessor, shall have entered into the lease agreement in form and substance as set forth in Exhibit C attached hereto and the same shall be in full force and effect;

            (viii) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to the Buyer and dated as of the Closing Date;

             (ix) simultaneously with the Closing, Buyer shall have received releases and UCC-3 termination statements, satisfactory in form and substance to the Buyer, releasing the Target Shares, the shares of Halkey and the respective assets of Target and Halkey from the pledge described in Schedule 4(c) of the Disclosure Schedule;

             (x) Buyer shall have received the resignations of the respective directors and officers of Target and Halkey as Buyer shall designate; and

             (xi) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer in its reasonable judgment.

The Buyer may waive any condition specified in this sect.7(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     (i) the representations and warranties set forth in sect.3(b) above shall be true and correct in all material respects at and as of the Closing Date;

     (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

     (iii) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in 7(b)(i)-(iii) is satisfied in all respects;

                   (v) the Parties, the Target and Halkey shall have received all other material authorizations, consents and approvals of governments and governmental agencies referred to in sect. 3(a)(ii), 3(b)(ii) and sect.4(c) above;

                  (vi) Halkey, as lessee, and HRC Properties, Inc., as lessor, shall have entered into the lease agreement in form and substance as set forth in Exhibit C attached hereto and the same shall be in full force and effect;

                 (vii) Buyer shall have entered into the guaranty in form and substance as set forth in Exhibit G hereto and the same shall be in full force and effect;

                (viii) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Seller and dated as of the Closing Date; and

                  (ix) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller in its reasonable judgment.

The Seller may waive any condition specified in this sec. 7(b) if it executes a writing so stating at or prior to the Closing.

     8.  REMEDIES FOR BREACHES OF THIS AGREEMENT.

     (a)  Survival of Representations, Warranties and Indemnifications.
All claims for indemnification with respect to breaches of the representations, warranties, covenants and agreements and other matters subject to indemnification as provided in this sec.8 shall be unaffected by any investigation undertaken or Knowledge possessed by any Party and shall survive the Closing as follows:

                   (i) all claims for indemnification arising out of the representations and warranties of the Parties contained in sect.3 above may be made at any time after the Closing (subject to any applicable statute of limitations);

                  (ii) all claims for indemnification arising out of the representations and warranties contained in sec. 4(a), 4(b), 4(f), 4(k) and 4(r) (but only insofar as the representations and warranties contained in such sec. 4(r) concern compliance with ERISA) or out of the matters described in clauses (ii) through (v) of sec. 8(b) below may be made at any time after the Closing (subject to any applicable statute of limitations);

                 (iii) all claims for indemnification arising out of the representations and warranties contained in sec. 4(t) may be made at any time on or prior to April 30, 2001;

                (iv) all claims for indemnification arising out of any of the representations and warranties contained in sect.4 hereof (other than any claims referred to in clauses (ii) and (iii) of this sec.8(a)) may be made at any time on or prior to April 30, 1998; and

                   (v) all claims for indemnification under this sec. 8 not referred to in clauses (i) through (iv) of this sec. 8(a) may be made at any time (subject to any applicable statute of limitations).

     (b) Indemnification Provisions for Benefit of the Buyer. Subject to the procedures and limitations set forth in this sec. 8, Seller shall indemnify and hold the Buyer harmless from and against all Adverse Consequences the Buyer shall suffer caused proximately by (w) without limiting the obligations of Buyer under sec.6(a), the breach of any representation or warranty, or any indemnity in respect of title defects and survey defects, including without limitation, any boundary disputes or disputes concerning possession, given by Halkey in the Quit Claim Deed, Bill of Sale, Lien and Possession Affidavit, Gap Indemnity and Survey Affidavit, each of even date and delivery herewith, (x) the breach of any of the representations, warranties and covenants of the Seller contained herein, (y) the matters described in Sections 8(b)(ii) through 8(b)(v) below and (z) any infringement or claimed infringement by Halkey prior to the Closing of U.S. Patent No. 5,464,399 arising out of the sale or marketing of Specified Products prior to the Closing or any breach or claimed breach by Halkey prior to the Closing of that certain Disclosure Agreement dated March 2, 1992 between Halkey and St. Francis Research Institute, Inc. arising out of any acts or omissions of Halkey prior to the Closing; provided, however, that for purposes of this sec. 8(b) all qualifications as to materiality or material adverse effect shall be deemed deleted from all of the representations and warranties in sec.4 (other than for purposes of identifying the representations and warranties to which the first proviso of the next succeeding sentence is applicable, it being understood that all qualifications as to materiality and material adverse effect shall be deemed deleted from such representations and warranties for purposes of calculating the amount of Adverse
Consequences referred to in such provisions). Except as set forth below in the penultimate sentence of this sect.8(b), the Seller shall have no obligation to indemnify the Buyer for any Adverse Consequence caused proximately by the breach of any of the representations and warranties contained in sec.4 hereof or the matters referred to in clause (z) of the immediately preceding sentence until the Buyer has suffered such Adverse Consequences in excess of a $400,000 aggregate deductible (and then only to the extent of such excess), and the Seller shall have no obligation to indemnify the Buyer for those Adverse Consequences caused proximately by the breach of any of the representatives and warranties in 4 hereof which exceed a $7,000,000 aggregate ceiling (at which point the Seller will have no obligation to indemnify the Buyer from and against further such Adverse Consequences); provided, however, that in any event the Seller shall have no obligation to indemnify the Buyer for any Adverse Consequence caused by any individual breach of any of the representations and warranties in sec. 4 hereof which contain by their terms as written qualifications as to materiality or material adverse effect (unless such individual beach is part of a series of similar individual breaches arising out of the same facts or circumstances) or any such series of individual breaches unless the amount of Adverse
Consequences caused proximately by such breach or series of breaches exceeds $30,000 (but then Seller shall have the obligation to indemnify the Buyer for the full amount of such Adverse Consequences, subject to the procedures and other limitations set forth in this sec.8);
 and provided, further,
that any Adverse Consequences for which Buyer is not entitled to indemnification in accordance with the immediately preceding proviso shall not be counted in determining whether the deductible or ceiling set forth in this sentence has been met or exceeded. Notwithstanding the foregoing, Buyer shall be entitled to indemnification from the Seller for any Adverse Consequences which Buyer shall suffer caused proximately by any of the following matters (and any such Adverse Consequences shall not be subject to the foregoing deductible or ceiling and shall not be taken into account in determining whether the foregoing deductible or ceiling has been met or exceeded):

                   (i) the breach of any representation or warranty contained in sec. 4(a), 4(b), 4(f), 4(k) (but only insofar as the representations and warranties contained in such sec. 4(k) relate to income Taxes) or 4(r) (but only insofar as the representations and warranties contained in such sec. 4(r) concern compliance with ERISA);

                  (ii) Halkey's participation as a de micromis potentially responsible party in the Seaboard Group Chemical landfill restoration;

                 (iii) the non-payment of any income Taxes due in respect of the filing of the Section 338(h)(10) election referred to in sec. 6(g) hereof;

                  (iv) the claims asserted against Halkey by Hartwell Medical, Inc. in that certain matter styled Hartwell Medical v. Halkey-Roberts Corporation, et, al., Case No. 70808, filed in the Superior Court of the State of California, County of San Diego, North County Branch; and

                   (v) any obligation of the Target or Halkey to pay expenses incurred by the Seller, the Target or Halkey in order to effect the acquisition of Halkey by the Target and the Seller on September 15, 1995.

     All claims for indemnification pursuant to this sec.8(b) shall be made by giving written notice within the survival periods set forth in sec.8(a)
 above
to the Buyer as provided in sec.10(g) below, which notice shall state the basis upon which the claim for indemnification is made.

     (c)  Indemnification Provisions for Benefit of the Seller.

                   (i) In the event the Buyer breaches any of its representations, warranties and covenants contained herein, and, if there is an applicable survival period pursuant to sec. 8(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to sec.10(g) below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller shall suffer caused proximately by the breach.

                  (ii) The Buyer agrees to indemnify the Seller and each of its Affiliates from and against the entirety of any Adverse Consequences the Seller or any such Affiliate shall suffer arising out of any matter or circumstance involving the Target or Halkey, other than any Adverse Consequences for which the Seller has agreed to indemnify the Buyer under sec.8(b) above.

     (d)  Matters Involving Third Parties.

                   (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this sec.8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

                  (ii) Any Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                 (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in sec. 8(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner he or it reasonably may deem appropriate and the Indemnifying Party shall promptly reimburse the Indemnified
     Party for the amount of Adverse Consequences suffered or incurred by the Indemnified Party in conducting such defense, to the extent the Indemnified Party is entitled under this sec. 8 to be indemnified for such Adverse Consequences.

                  (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

     (e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for liabilities accrued on the Closing Date Balance Sheet, tax benefits and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate), in determining Adverse Consequences for purposes of this sec. 8. In addition, the Buyer shall not be deemed to have suffered any Adverse Consequences related to any environmental condition, contamination, release of hazardous substances or any other environmental matter (each, an "Environmental Condition") unless (i) the Buyer has suffered such Adverse Consequences by reason of any requirement set forth in any Environmental Law or any outstanding injunction, judgment, order, decree, ruling or charge or (ii) in the reasonable judgment of the Buyer, investigation, remediation, cleanup or related action is required in connection with such Environmental
Condition due to clear and substantial risk to human health or the environment; provided, however, that the Buyer shall exercise its reasonable best efforts to (A) limit or reduce any investigation, remediation, cleanup or other action to the extent reasonable and (B) conduct any investigation, remediation, cleanup or other action efficiently and taking into account economic considerations to the same extent as would a prudent business Person. All indemnification payments under this sec.8 shall be deemed adjustments to the Purchase Price.

     (f) Other Indemnification Provisions. The indemnification provisions in this sec.8 are in addition to, and not in derogation of, any statutory, equitable or common law remedy any Party may have for breach of representation, warranty or covenant; provided, however, that the Buyer acknowledges and agrees that the foregoing indemnification provisions in this sec.8 shall be the exclusive remedy of the Buyer for any breach of the representations and warranties in sec.4 above or any other claim related to the ownership or operation of the business or businesses conducted by the Target or Halkey prior to the Closing or to any state of facts or condition in existence at or prior to the Closing involving the Target or Halkey.

     9.  TERMINATION.

     (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                   (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event (A) the Seller has within the then previous five business days given the Buyer any notice pursuant to 5(e)(i) above and (B) the development that is the subject of the notice has had a material adverse effect upon the assets, operations or financial condition of the Target and Halkey;

                 (iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any representation, warranty or covenant contained in this Agreement (other than the representations and warranties in 4 above) in any material respect, the Buyer has notified the Seller of the breach and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 15, 1996, by reason of the failure of any condition precedent under 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); and

                  (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 15, 1996, by reason of the failure of any condition precedent under 7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement).

     (b) Effect of Termination. If any Party terminates this Agreement pursuant to 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach of Section 5 hereof and arising out of such breach); provided, however, that the Confidentiality Agreement shall remain in full force and effect following any termination of this Agreement.

     10.  MISCELLANEOUS.

     (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise and obtain the approval of the other Party prior to making the disclosure).

     (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign (including by operation of law) either this Agreement or any of his or its rights, interests or obligations hereunder without the prior written approval of the other Party.

     (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

     If to the Seller:

     c/o Fenway Partners, Inc.
     152 West 57th Street
     59th Floor
     New York, New York  10019
     Attention:  Mr. Russell W. Steenberg

     with a copy to:

     Ropes & Gray
     One International Place
     Boston, Massachusetts  02110
     Attention:  John B. Ayer, Esq.

     If to the Buyer:

     ATRION Corporation
     P.O. Box 918
     Florence, Alabama  35631
     Attention:  Mr. Jeffery Strickland

     or

     ATRION Corporation
     100 East Second Street
     Sheffield, Alabama  35660
     Attention:  Mr. Jeffery Strickland

     with a copy to:

     Berkowitz, Lefkovits, Isom & Kushner
     1600 SouthTrust Tower
     420 North 20th Street
     Birmingham, Alabama, 35203-3204
     Attention:  B.G. Minisman, Jr., Esq.

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (h) Jurisdiction and Governing Law. Each of the Parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the Federal and state courts located in the County of New
York in the State of New York. Each of the Parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the Federal and state courts located in the County of New York in the State of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the Parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 10(g) is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 10(g) does not constitute good and sufficient service of process. The provisions of this
Section 10(h) shall not restrict the ability of any party to enforce in any court any judgment obtained in a Federal or state court located in the County of New York in the State of New York. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k) Expenses. Each of the Parties, the Target and Halkey will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that neither the Target nor Halkey has borne or will bear any of the Seller's costs and expenses (including any of its legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the modifications and amendments to the Credit Agreement described in Schedule 4(c) of the Disclosure Schedule and the transactions contemplated in connection therewith. In the event that Target or Halkey are charged with any such costs or expenses and the same are not reflected on the Closing Date Balance Sheet, then Seller shall promptly reimburse the Buyer for the amount of such costs or expenses. The obligations of Seller to make such reimbursement are not subject to any of the limitations of sec. 8 hereof.

     (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     (m)  Incorporation of Exhibits, Annexes and Schedules.  The
Exhibits, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                FENWAY HOLDINGS, L.L.C.

                                By:s/s Russell W. Steenberg
                                       Russell W. Steenberg

                                Title:  Vice President




                                ATRION CORPORATION

                                By:s/s Jerry A. Howard
                                       Jerry A. Howard

                                Title: Chairman of the Board,
                                       President & CEO

                     SCHEDULE I

 List of Model Numbers of Current Specified Products



              NEEDLELESS VALVE PRODUCTS

PRODUCT #                      DESCRIPTION             STATUS

247021001                     Luer lock valve          On market
247010021                     Luer lock valve          On market
247200001                     Luer lock valve/male     On market
247104001                     Luer lock valve/threaded ansi On market
247106001                     Luer lock valve/threaded ansi On market
247104021                     Luer lock valve/threaded ansi On market
247105001                     Luer lock valve/threaded rec tip On market
247601021                     Luer lock valve/threaded rec tip  On market
247600001                     Luer lock valve/T port   Proto type
247600021                     Luer lock valve/T port   Proto type
247900001                     Luer lock valve/Y port   Proto type
247900021                     Luer lock valve/Y port   Proto type



             HALKEY-ROBERTS CORPORATION
            TAX PURCHASE PRICE ALLOCATION
            (DOLLAR AMOUNTS IN THOUSANDS)

CASH                                                $    5
ACCOUNTS RECEIVABLE                                  1,967
NET INVENTORIES                                      2,514
OTHER CURRENT ASSETS                                   150
                                                     4,636

LAND                                                     0
BUILDINGS AND IMPROVEMENTS                               0
MACHINERY, EQUIPMENT, AND TOOLING                    4,728
                                                     4,728

DEFERRED FINANCING COSTS                               329

GOODWILL                                             1,474

TOTAL ASSETS                                       $11,167


